Exhibit 23.2
Consent of Independent Petroleum Engineer
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
July 28, 2009
Quest Energy Partners, L.P.
210 Park Avenue
Suite 2750
Oklahoma City, Oklahoma 73102
Ladies and Gentlemen:
     We hereby consent to the use of the name DeGolyer and MacNaughton, to the reference to DeGolyer and MacNaughton, and to the incorporation by reference of information in this Form 8-K/A by Quest Energy Partners, L.P. (the “Partnership”) taken from our “Appraisal Report as of December 31, 2007 on Certain Properties owned by PetroEdge Resources, LLC SEC Case” into the Partnership’s previously filed Registration Statement on Form S-8 (File No. 333-148159).

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGolyer and MacNaughton